Letter of Agreement

Between

AlgaeCan Biotech Ltd. (Agassiz, BC)

And

Cleangoal Energy Corp. (Delaware)

Whereas Cleangoal Energy Corp (the "Purchaser") enters into a Joint Venture with AlgaeCan Biotech Ltd. (the "Seller") to purchase Astaxanthin (the "Product") for the purposes of reselling it through its distribution outlets in the United States.

The terms of the Agreement are as follows;

1)	Cleangoal Energy agrees to purchase the Product at current Canadian wholesale Market Value. Current market Value is between $12,500 and $15,000 USD per kg.
2)	AlgaeCan agrees to sell minimum 50% of its monthly production to Cleangoal Energy up to a maximum of 30 kg/ mth.
3)	AlgaeCan is to provide and maintain a high quality and consistency of its product that it sells to the Purchaser (as outlined in Schedule "A" -Product Description sheet).
4)	The length of term shall be a 24 month period from the date of this Agreement, with an option to renew if both parties are amenable with the current terms.
5)	The Purchaser reserves the right to distribute throughout the USA, and other regions outside of the United States if required.
6)	The Purchaser reserves the right to market, brand, and distribute the Astaxanthin and its products as it deems necessary.
7)	The Purchaser waives any liability of the Seller provided it complies with the consistency and efficacy of its product as outlined in Schedule "A".
8)	If one or both parties fail to meet its obligation to this Agreement the other party may terminate this agreement in its entirety with a 30 day written notice.

/s/ James Irwin		/s/ Bill MacGillivary
	Date	Date

James Irwin - CEO, AlgaeCan Biotech Ltd		Bill MacGillivary - President, Cleangoal Energy Corp.

1135 Hamilton Road		1717 N Bayshore Drive #2831
Agassiz, BC V0M1A3		Miami, FL 33132